EXECUTION VERSION

Exhibit 10.3

SUB-ORIGINATOR PURCHASE AND SALE AGREEMENT

Dated as of March 31, 2020

among

VARIOUS ENTITIES LISTED ON SCHEDULE I HERETO,
as Sub-Originators,

and

COVIA HOLDINGS CORPORATION,
as Buyer and Servicer

Contents

Clause	Subject Matter	Page
ARTICLE I
AGREEMENT TO PURCHASE AND SELL
SECTION 1.1	Agreement To Purchase and Sell	2
SECTION 1.2	Timing of Purchases	3
SECTION 1.3	Consideration for Purchases	3
SECTION 1.4	Purchase and Sale Termination Date	3
SECTION 1.5	Intention of the Parties	3
ARTICLE II
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE
SECTION 2.1	Purchase Report	4
SECTION 2.2	Calculation of Purchase Price	4
ARTICLE III
PAYMENT OF PURCHASE PRICE
SECTION 3.1	Purchase Price Payment	5
SECTION 3.2	Subsequent Purchase Price Payments	5
SECTION 3.3	Letters of Credit	6
SECTION 3.4	Settlement as to Specific Receivables and Dilution	7
ARTICLE IV
CONDITIONS OF PURCHASES; ADDITIONAL SUB-ORIGINATORS
SECTION 4.1	Conditions Precedent to Initial Purchase	8
SECTION 4.2	Certification as to Representations and Warranties	10
SECTION 4.3	Additional Sub-Originators	10
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SUB-ORIGINATORS
SECTION 5.1	Existence and Power	11
SECTION 5.2	Power and Authority; Due Authorization	11
SECTION 5.3	No Conflict or Violation	11
SECTION 5.4	Governmental Approvals	11
SECTION 5.5	Valid Sale	12
SECTION 5.6	Binding Effect of Agreement	12
SECTION 5.7	Accuracy of Information	12

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Contents

SCHEDULES

Schedule I	List and Location of Each Sub-Originator
Schedule II	Location of Records of Each Sub-Originator
Schedule III	Trade Names
Schedule IV	Actions/Suits
Schedule V	Notice Addresses

EXHIBITS

Exhibit A	Form of Purchase Report
Exhibit B	Form of Intercompany Loan
Exhibit C	Form of Joinder Agreement

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This SUB-ORIGINATOR PURCHASE AND SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of March 31, 2020 is entered into among the VARIOUS ENTITIES LISTED ON SCHEDULE I HERETO as a Sub-Originator (each, a “Sub-Originator”) and as initial Servicer (as defined below), and COVIA HOLDINGS CORPORATION (“Covia”), a Delaware corporation (the “Buyer” and “Servicer”).

DEFINITIONS

Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in Article I of the Receivables Financing Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Financing Agreement”), among Covia Financing LLC (the “SPV”), as borrower, Covia, as initial Servicer (in such capacity, the “Servicer”), the Persons from time to time party thereto as Lenders, PNC Bank, National Association, as Administrative Agent and as LC Bank, and PNC Capital Markets, LLC, as Structuring Agent.  All references hereto to months are to calendar months unless otherwise expressly indicated.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

BACKGROUND

1. Each Sub-Originator generates Receivables in the ordinary course of its businesses.

2. Each Sub-Originator, in order to finance its business, wishes to sell Receivables and the Related Rights to the Buyer, and the Buyer is willing to purchase such Receivables and the Related Rights from the Sub-Originators, on the terms and subject to the conditions set forth herein.

3. Each Sub-Originator and the Buyer intend each such transaction to be a true sale and conveyance of Receivables and the Related Rights by such Sub-Originator to the Buyer, providing the Buyer with the full benefits of ownership of the Receivables, and the Sub-Originators and the Buyer do not intend the transactions hereunder to be characterized as a loan from the Buyer to the Sub-Originators.

4.The Buyer intends to sell the Receivables and the Related Rights to the SPV pursuant to the Sub-Originator Purchase and Sale Agreement, dated as of the date hereof, between the Buyer, as Originator, the Servicer and the SPV, as buyer.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Sub-Originator Purchase and Sale Agreement

ARTICLE I
AGREEMENT TO PURCHASE AND SELL

SECTION 1.1  Agreement To Purchase and Sell.  On the terms and subject to the conditions set forth in this Agreement, each Sub-Originator agrees to sell to the Buyer, and the Buyer agrees to purchase from such Sub-Originator, from time to time on or after the Closing Date, but before the Purchase and Sale Termination Date (as defined in Section 1.4), all of such Sub-Originator’s right, title and interest in and to:

(a)each Receivable of such Sub-Originator that existed and was owing to such Sub-Originator at the closing of such Sub-Originator’s business on the Cut-Off Date (as defined below);

(b)each Receivable generated or otherwise acquired by such Sub-Originator from and including the Cut-Off Date to but excluding the Purchase and Sale Termination Date;

(c)all of such Sub-Originator’s interest in any goods (including Returned Goods), and documentation of title evidencing the shipment or storage of any goods (including Returned Goods), the sale of which gave rise to such Receivable;

(d)all instruments and chattel paper that may evidence such Receivable;

(e)all other letter of credit rights, security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(f)solely to the extent applicable to such Receivable, all of such Sub-Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(g)all records of such Sub-Originator to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box and all Collection Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC); and

(h)all Collections and other proceeds (as defined in the UCC) of any of the foregoing that are or were received by such Sub-Originator on or after the Cut-Off Date.

All purchases hereunder shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the Sub-Originators set forth in this Agreement.  No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Buyer hereunder, and any such assumption is expressly disclaimed.  The property, proceeds and rights described in clauses (c) through (h) above are herein referred to as the “Related Rights”, and the Buyer’s foregoing commitment to purchase Receivables and Related Rights is herein called the “Purchase Facility.”

As used herein, “Cut-Off Date” means (a) with respect to each Sub-Originator party hereto on the date hereof, February 29, 2020, and (b) with respect to any Sub-Originator that first becomes a party hereto after the date hereof, the Business Day prior to the date on which such Sub-Originator becomes a party hereto or such other date as the Buyer and such Sub-Originator agree to in writing.

SECTION 1.2  Timing of Purchases.

(a)Closing Date Purchases.  Effective on the Closing Date, each Sub-Originator hereby sells to the Buyer, and the Buyer hereby purchases, such Sub-Originator’s entire right, title and interest in, to and under (i) each Receivable that existed and was owing to Sub-Originator at the Cut-Off Date, (ii) each Receivable generated or otherwise acquired by Sub-Originator from and including the Cut-Off Date, to and including the Closing Date, and (iii) all Related Rights with respect thereto.

(b)Subsequent Purchases.  After the Closing Date, until the Purchase and Sale Termination Date, each Receivable and the Related Rights generated or otherwise acquired by such Sub-Originator shall be, and shall be deemed to have been, sold by such Sub-Originator to the Buyer immediately (and without further action) upon the creation by such Sub-Originator, sale to the Sub-Originator or purported sale of such Receivable, as applicable.

SECTION 1.3  Consideration for Purchases.  On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to make Purchase Price payments to the Sub-Originators in accordance with Article III.

SECTION 1.4  Purchase and Sale Termination Date.  The “Purchase and Sale Termination Date” shall be the earlier to occur of (a) the date the Purchase Facility is terminated pursuant to Section 8.2(a) and (b) the Final Payout Date.

SECTION 1.5  Intention of the Parties.  It is the express intent of each Sub-Originator and the Buyer that each conveyance by such Sub-Originator to the Buyer pursuant to this Agreement of the Receivables, including all Receivables, if any, constituting general intangibles as defined in the UCC, and all Related Rights be construed as a valid and perfected sale and absolute assignment (without recourse except as provided herein) of such Receivables and Related Rights by such Sub-Originator to the Buyer (rather than the grant of a security interest to secure a debt or other obligation of such Sub-Originator) and that the right, title and interest in and to such Receivables and Related Rights conveyed to the Buyer be prior to the rights of and enforceable against all other Persons at any time, including lien creditors, secured lenders, purchasers and any Person claiming through such Sub-Originator.  Notwithstanding the foregoing, (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC and (ii) such Sub-Originator shall be deemed to have granted to the Buyer as of the date of this Agreement, and such Sub-Originator hereby grants to the Buyer a security interest in, to and under all of such Sub-Originator’s right, title and interest in and to: the

Receivables and the Related Rights now existing and hereafter created, generated or otherwise acquired by such Sub-Originator.

ARTICLE II
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE

SECTION 2.1  Purchase Report.  On the Closing Date and on each date when an Information Package is due to be delivered under the Receivables Financing Agreement (each such date, a “Monthly Purchase Report Date”), the Servicer shall deliver to the Buyer and each Sub-Originator a report in substantially the form of Exhibit A (each such report being herein called a “Purchase Report”) setting forth, among other things:

(a)Receivables purchased by the Buyer from each Sub-Originator on the Closing Date (in the case of the Purchase Report to be delivered on the Closing Date);

(b)Receivables purchased by the Buyer from each Sub-Originator during the calendar month immediately preceding such Monthly Purchase Report Date (in the case of each subsequent Purchase Report); and

(c)the calculations of reductions of the Purchase Price for any Receivables as provided in Section 3.4(a) and (b).

SECTION 2.2  Calculation of Purchase Price.  The “Purchase Price” to be paid to each Sub-Originator on any Payment Date in accordance with the terms of Article III for the Receivables and the Related Rights that are purchased hereunder from such Sub-Originator shall be determined in accordance with the following formula:

PP	=	(OB x (1 – DF)) - PPC
where:
PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.
OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.

DF	=

Discount Factor, as measured on such Payment Date, which is equal to a percentage calculated to provide Buyer with a reasonable return on its investment in the Receivables after taking account of (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to Buyer of financing its investment in the Receivables during such period and (ii) the risk of nonpayment by the Obligors.  The Sub-Originator and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof;

provided that any change to the Discount Factor shall take effect as of the first day of a calendar month, shall apply only prospectively and shall not affect the Purchase Price payment in respect of Receivables which came into existence during any calendar month ending prior to the calendar month during which the Sub-Originator and Buyer agree to make such change.

PPC	=	A credit against the Purchase Price of a Receivable due to the Sub-Originator being deemed to have received a Deemed Collection with respect to such Receivable in the amount of such Deemed Collection.

“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that such Sub-Originator is open for business.

ARTICLE III
PAYMENT OF PURCHASE PRICE

SECTION 3.1  Purchase Price Payment.

(a)On the Closing Date, each Sub-Originator shall, and hereby does, sell to the Buyer, Receivables and Related Rights consisting of each Receivable of such Sub-Originator that exists and is owing to such Sub-Originator on the Cut-Off Date.

(b)On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay to such Sub-Originator the Purchase Price for the purchase to be made from such Sub-Originator on the Closing Date, (i) to the extent the Buyer has cash available therefor, partially in cash (in an amount to be agreed between the Buyer and such Sub-Originator and set forth in the initial Purchase Report), if requested by such Sub-Originator and permitted under the Receivables Financing Agreement, by causing the LC Bank to issue one or more Letters of Credit in accordance with Section 3.3 and on the terms and conditions contained for issuing Letters of Credit under the Receivables Financing Agreement and (ii) the remainder by accepting an Intercompany Loan from such Sub-Originator that was made under an intercompany loan agreement in the form of Exhibit B (each such intercompany loan agreement, as it may be amended, supplemented or otherwise modified from time to time, each being herein called an “Intercompany Loan Agreement”) with an initial principal amount equal to the remaining Purchase Price payable to such Sub-Originator not paid in cash.

SECTION 3.2  Subsequent Purchase Price Payments.  On each Payment Date subsequent to the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay the Purchase Price to such Sub-Originator for the Receivables and the Related Rights generated or otherwise acquired by such Sub-Originator on such Payment Date:

(a)First, in cash to each Sub-Originator to the extent the Buyer has cash available therefor, if requested by such Sub-Originator and permitted under the Receivables Financing Agreement, by causing the LC Bank to issue one or more Letters of Credit in accordance with Section 3.3 and on the terms and conditions for issuing Letters of Credit under the Receivables Financing Agreement; and

(b)Second, to the extent any portion of the Purchase Price remains unpaid, an Intercompany Loan shall automatically be made by such Sub-Originator to the Buyer with an initial principal amount equal to such remaining unpaid portion of such Purchase Price;

provided, however, that if more than one Sub-Originator is selling Receivables to the Buyer on the date of such purchase, the Buyer shall make cash payments among the Sub-Originators in such a way as to minimize to the greatest extent practicable the aggregate outstanding principal amount of all Intercompany Loans.

All amounts paid by the Buyer to any Sub-Originator shall be allocated first to the payment of any Purchase Price then due and unpaid, second to the payment of accrued and unpaid interest on the Intercompany Loans made by such Sub-Originator and third to the repayment of the outstanding principal amount on the Intercompany Loans made by such Sub-Originator to the extent of such outstanding principal amount thereof as of the date of such payment, in each case before such amounts may be allocated for any other purpose.  The Servicer shall make all appropriate record keeping entries with respect to each of the Intercompany Loans to reflect the foregoing payments and payments and reductions made pursuant to Section 3.3, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered.

If, on any Business Day, the Buyer is unable to pay the Purchase Price for Receivables and Related Rights pursuant to this Section 3.2, then the Sub-Originators shall on such Business Day provide written notice thereof to the Administrative Agent.

SECTION 3.3  Letters of Credit

(a)Any Sub-Originator may request that the Purchase Price for Receivables sold on a Payment Date be paid by the Buyer procuring the issuance of a Letter of Credit by the LC Bank.  Upon the request of a Sub-Originator, and on the terms and conditions for issuing Letters of Credit under the Receivables Financing Agreement (including any limitations therein on the amount of any such issuance), the Buyer agrees to obtain from the SPV one or more Letters of Credit issued by LC Bank to issue, on the Payment Dates specified by such Sub-Originator, on behalf of the SPV (and, if applicable, on behalf of, or for the account of, such Sub-Originator or an Affiliate of such Sub-Originator that is acceptable to the LC Bank in its sole discretion) in favor of the beneficiaries elected by such Sub-Originator or Affiliate of such Sub-Originator, with the consent of the Buyer.  The aggregate stated amount of the Letters of Credit being issued on any Payment Date on behalf of such Sub-Originator or an Affiliate of such Sub-Originator shall constitute a credit against the aggregate Purchase Price otherwise payable by the Buyer to such Sub-Originator on such Payment Date pursuant to Section 3.2.  To the extent that the aggregate stated amount of the Letters of Credit being issued on any Payment Date exceeds the aggregate Purchase Price payable by the Buyer to such Sub-Originator on such Payment Date, such excess shall be deemed to be (i) a reduction in the outstanding principal balance of (and, to the extent necessary, the accrued but unpaid interest on) the Intercompany Loan payable to such Sub-Originator, to the extent the outstanding principal balance (and accrued interest) is greater than such excess and/or (ii) a reduction in the Purchase Price payable on the Payment Dates immediately following the date any such Letter of Credit is issued.  In the event that any such Letter of Credit issued pursuant to this Section 3.3 (i) expires or is cancelled or otherwise terminated with all or any portion of its stated amount undrawn, (ii) has its stated amount decreased (for a reason other than a drawing having been made thereunder) or (iii) the SPV’s Reimbursement Obligation in respect thereof is reduced for any reason other than by virtue of a payment made in respect of a drawing thereunder, then an amount equal to such undrawn amount or such reduction, as the case may be, shall either be paid in cash to such Sub-Originator on the next Payment Date or, if the Buyer does not then have cash available therefor, shall be deemed to be added to the outstanding principal balance of the Intercompany Loan payable to such Sub-Originator.  Under no circumstances shall such Sub-Originator (or any Affiliate thereof (other than the SPV)) have any reimbursement or recourse obligations in respect of any Letter of Credit.

(b)In the event that any Sub-Originator requests that any purchases be paid for by the issuance of a Letter of Credit hereunder, such Sub-Originator shall on a timely basis provide the Buyer with such information as is necessary for the SPV to obtain such Letter of Credit from the LC Bank, and shall notify the Buyer, the Servicer and the Administrative Agent of the allocations described in clause (a) above.  Such allocations shall be binding on the SPV and such Sub-Originator, absent manifest error.

(c)Each Sub-Originator agrees to be bound by the terms of each applicable Letter of Credit Application referenced in the Receivables Financing Agreement and that each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the LC Bank or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the LC Bank, as determined by the LC Bank, in each case subject to the terms and conditions set forth in the Receivables Financing Agreement.

SECTION 3.4  Settlement as to Specific Receivables and Dilution.

(a)If, (i) on the day of purchase of any Receivable from a Sub-Originator hereunder, any of the representations or warranties set forth in Sections 5.5, 5.12, 5.20, 5.22, 5.23, 5.26 or 5.27 are not true with respect to such Receivable or (ii) as a result of any action or inaction (other than solely as a result of the failure to collect such Receivable due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor) of any Sub-Sub-Originator, on any subsequent day, any of such representations or warranties set forth in Sections 5.5, 5.12, 5.20, 5.22, 5.23, 5.26 or 5.27 is no longer true with respect to such Receivable, then the Purchase Price for such Receivable shall be reduced by an amount equal to the Outstanding Balance of such Receivable and shall be accounted to such Sub-Originator as provided in clause (c) below; provided, that if the Buyer thereafter receives payment on account of the Outstanding Balance of such Receivable, the Buyer promptly shall deliver such funds to such Sub-Originator.

(b)If, on any day, the Outstanding Balance of any Receivable purchased hereunder is either (i) reduced or canceled as a result of (A) any defective, rejected, returned,

repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount, or other adjustment made by any Sub-Originator, or any setoff, counterclaim, or dispute between or among a Sub-Originator or any Affiliate of a Sub-Originator, and an Obligor or (ii) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof), then the Purchase Price with respect to such Receivable shall be reduced by the amount of such net reduction or dispute and shall be accounted to such Sub-Originator as provided in clause (c) below.

(c)Any reduction in the Purchase Price of any Receivable pursuant to clause (a) or (b) above shall be applied as a credit for the account of the Buyer against the Purchase Price of Receivables subsequently purchased by the Buyer from such Sub-Originator hereunder; provided, however if there have been no purchases of Receivables from such Sub-Originator (or insufficiently large purchases of Receivables prior to the Settlement Date immediately following any such reduction in the Purchase Price of any Receivable) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:

(a)to the extent of any outstanding principal balance under the Intercompany Loans made by such Sub-Originator, shall be deemed to be a payment under, and shall be deducted from the outstanding principal amount of, the Intercompany Loans made by such Sub-Originator; and

(b)after making any deduction pursuant to clause (i) above, shall be paid in cash to the Buyer by such Sub-Originator on such Settlement Date in an amount equal to the lesser of (A) the amount of such reduction and (B) an amount necessary to eliminate the Borrowing Base Deficit that exists of such day after giving effect to clauses (a) and (b), subject to the following proviso;

provided, further, that at any time (x) when an Event of Default exists under the Receivables Financing Agreement or (y) on or after the Purchase and Sale Termination Date, the amount of any such credit shall be paid by such Sub-Originator to the Buyer in cash by deposit of immediately available funds into a Collection Account for application by the Servicer to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.

ARTICLE IV
CONDITIONS OF PURCHASES; ADDITIONAL SUB-ORIGINATORS

SECTION 4.1  Conditions Precedent to Initial Purchase.  The initial purchase hereunder is subject to the condition precedent that the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender shall have received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date, and each in form and substance reasonably satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee):

(a)a copy of the resolutions or unanimous written consent of the board of directors or other governing body of each Sub-Originator, approving this Agreement and the other Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of such Sub-Originator;

(b)good standing certificates for each Sub-Originator issued as of a recent date acceptable to the Buyer and the Administrative Agent (as the Buyer’s assignee) by the Secretary of State (or similar official) of the jurisdiction of such Sub-Originator’s organization or formation;

(c)a certificate of the Secretary or Assistant Secretary of each Sub-Originator, certifying the names and true signatures of the officers authorized on such Person’s behalf to sign this Agreement and the other Transaction Documents to be executed and delivered by it (on which certificate the Servicer, the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender may conclusively rely until such time as the Servicer, the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender shall receive from such Person a revised certificate meeting the requirements of this clause (c));

(d)the certificate or articles of incorporation or other organizational document of each Sub-Originator (including all amendments and modifications thereto) duly certified by the Secretary of State (or similar official) of the jurisdiction of such Sub-Originator’s organization as of a recent date, together with a copy of the by-laws or other governing documents of such Sub-Originator (including all amendments and modifications thereto), as applicable, each duly certified by the Secretary, an Assistant Secretary of such Sub-Originator;

(e)forms of financing statements (Form UCC-1) that name each Sub-Originator as the debtor/seller, the Buyer as the buyer/assignor, the SPV as the buyer/assignor (and the Administrative Agent, for the benefit of the Lenders, as secured party/assignee) of the Receivables sold by the Sub-Originators as may be necessary or, in the Buyer’s or the Administrative Agent’s reasonable opinion, desirable under the UCC of all appropriate jurisdictions to perfect the Buyer’s ownership or security interest in such Receivables and the Related Rights in which an ownership or security interest has been assigned to it hereunder;

(f)a written search results listing all effective financing statements that name each Sub-Originator as debtor or seller and that are filed in such Sub-Originator’s jurisdiction of organization and all other jurisdictions in which filings may be made against such Person pursuant to the applicable UCC for applicable as extracted collateral, together with copies of such financing statements (none of which, except for those described in the foregoing clause (e) (or released or terminated, as the case may be, on or prior to the date hereof), shall cover any Receivable or any Related Rights which are to be sold to the Buyer hereunder), and tax and judgment lien search results (including liens of the PBGC) showing no evidence of such liens filed against such Sub-Originator;

(g)favorable opinions of counsel to each Sub-Originator, in form and substance reasonably satisfactory to the Buyer and the Administrative Agent; and

(h)evidence (i) of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered by it in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such other Transaction Documents has been satisfied to the Buyer’s and the Administrative Agent’s (as the Buyer’s assignee) satisfaction.

SECTION 4.2  Certification as to Representations and Warranties.  Each Sub-Originator, by accepting the Purchase Price related to each purchase of Receivables generated or otherwise acquired by such Sub-Originator shall be deemed to have certified that the representations and warranties of such Sub-Originator contained in Article V, as from time to time amended in accordance with the terms hereof, are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) as of such earlier date).

SECTION 4.3Additional Sub-Originators.  Additional Persons may be added as Sub-Originators hereunder, with the prior written consent of the Buyer, the Administrative Agent and each Lender (which consents may be granted or withheld in their sole discretion); provided that the following conditions are satisfied or waived in writing by the Administrative Agent and each Lender on or before the date of such addition:

(a)the Servicer shall have given the Buyer, the Administrative Agent and each Lender at least thirty (30) days’ prior written notice of such proposed addition and the identity of the proposed additional Sub-Originator and shall have provided such other information with respect to such proposed additional Sub-Originator as the Buyer, the Administrative Agent or any Lender may reasonably request;

(b)such proposed additional Sub-Originator shall have executed and delivered to the Buyer, the Administrative Agent and each Lender an agreement substantially in the form attached hereto as Exhibit C (a “Joinder Agreement”);

(c)such proposed additional Sub-Originator shall have delivered to the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender each of the documents with respect to such Sub-Originator described in Section 4.1, in each case in form and substance reasonably satisfactory to the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender;

(d)no Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event shall have occurred and be continuing; and

(e)no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SUB-ORIGINATORS

In order to induce the Buyer to enter into this Agreement and to make purchases hereunder, each Sub-Originator hereby represents and warrants with respect to itself that each representation and warranty concerning it or the Receivables sold by it hereunder that is contained in the Receivables Financing Agreement is true and correct, and hereby makes the representations and warranties set forth in this Article V:

SECTION 5.1  Existence and Power.  Such Sub-Originator (i) is duly organized, validly existing corporation and in good standing under the laws of the State of Delaware, with the power and authority under its organizational documents and under the laws of Delaware to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted and (ii) is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.2  Power and Authority; Due Authorization.  Such Sub-Originator (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Receivables and the Related Rights to the Buyer on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

SECTION 5.3  No Conflict or Violation.  The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which it is a party, and the fulfillment of the terms of this Agreement and the other Transaction Documents by such Sub-Originator will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument to which such Sub-Originator is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Collateral pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation referred to in clauses (i), (ii) or (iii) could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.4  Governmental Approvals.  Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by such Sub-Originator in connection with the grant of a security interest in the Receivables and the Related Rights to the

Buyer hereunder or the due execution, delivery and performance by such Sub-Originator of this Agreement or any other Transaction Document to which it is a party and the consummation by such Sub-Originator of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

SECTION 5.5  Valid Sale.  Each sale of Receivables and the Related Rights made by such Sub-Originator pursuant to this Agreement shall constitute a valid sale, transfer and assignment of Receivables and Related Rights to the Buyer, enforceable against creditors of, and purchasers from, such Sub-Originator, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

SECTION 5.6  Binding Effect of Agreement.  This Agreement and each of the other Transaction Documents to which it is a party constitute legal, valid and binding obligations of such Sub-Originator, enforceable against such Sub-Originator in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

SECTION 5.7  Accuracy of Information.  All certificates, reports, statements, documents and other written information furnished to the Buyer, the Administrative Agent or any other Credit Party by such Sub-Originator pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

SECTION 5.8  Actions, Suits.  Except as set forth on Schedule IV, (i)  there is no action, suit, proceeding or investigation pending or, to the knowledge of such Sub-Originator, threatened in writing, against such Sub-Originator before any Governmental Authority and (ii) such Sub-Originator is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Receivable or Related Right by such Sub-Originator to the Buyer, the ownership or acquisition by the Buyer of any Receivables or Related Right or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document that could reasonably be expected to have a Material Adverse Effect, or (C) seeks any determination or ruling that could materially and adversely affect the performance by such Sub-Originator of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document.

SECTION 5.9  No Material Adverse Effect.  Since the Closing Date, there has been no Material Adverse Effect with respect to such Sub-Originator.

SECTION 5.10  Names and Location.  Except as described in Schedule III, such Sub-Originator has not used any company or corporate names, trade names or assumed names since the date occurring five calendar years prior to the Closing Date other than its name set forth on the signature pages hereto.  Such Sub-Originator is “located” (as such term is defined in the applicable UCC) in the jurisdiction specified in Schedule I and such location has not changed for at least four months prior to the Closing Date, has not been “located” (as such term is defined in the applicable UCC) in any other jurisdiction (except as specified in Schedule I).  The office(s) where such Sub-Originator keeps its records concerning the Receivables is at the address(es) set forth on Schedule II.

SECTION 5.11  Margin Stock.  Such Sub-Originator is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System), and no Purchase Price payments or proceeds under this Agreement will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

SECTION 5.12  Eligible Receivables.  Each Receivable sold, transferred or assigned hereunder is an Eligible Receivable on the date of sale, transfer or assignment, unless otherwise specified in the first Information Package or Interim Report that includes such Receivable.

SECTION 5.13  Credit and Collection Policy.  Such Sub-Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable sold or conveyed by it hereunder and each related Contract.

SECTION 5.14  Investment Company Act.  Such Sub-Originator is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

SECTION 5.15  Anti-Money Laundering/International Trade Law Compliance.  Such Sub-Originator is not a Sanctioned Person.  Such Sub-Originator, either in its own right or knowingly through any third party, (i) does not have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) neither does business in or with, nor derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) does not engage in any dealings or transactions prohibited by any Anti-Terrorism Law.

SECTION 5.16  Financial Condition.

(a)The consolidated balance sheet of the Parent and its Subsidiaries as of December 31, 2019, and the related statements of income and equity for the fiscal year then ended, copies of which have been furnished to the Administrative Agent and each Lender, present fairly in all material respects the consolidated financial position of the Parent and its Subsidiaries for the period ended on such date, all in accordance with GAAP.

(b)On the date hereof, and on the date of such purchase hereunder (both before and after giving effect to such purchase), such Sub-Originator is, and will be on such date, Solvent and no Insolvency Proceeding with respect to such Sub-Originator is, or will be on such date, pending.

SECTION 5.17  Tax Status.  Such Sub-Originator has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except in each case to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.18  ERISA.

(a)None of the following events or conditions, either individually or in the aggregate, has occurred and has resulted, or is reasonably likely to result, in a Material Adverse Effect: (a) a Reportable Event; (b) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (c) any noncompliance with the applicable provisions of ERISA or the Code; (d) a termination of a Pension Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (e) an Adverse Claim on the property of the Parent or any of its ERISA Affiliates in favor of the PBGC or a Pension Plan; (f) the present value of all benefit liabilities under any Pension Plan (based on the assumptions used to determine required minimum contributions under Section 412 of the Code with respect to such Pension Plan), exceeds the value of the assets of such Pension Plan, determined as of the most recent annual valuation date applicable thereto for which a valuation has been completed; (g) a complete or partial withdrawal from any Multiemployer Plan by the Parent or any of its ERISA Affiliates or (h) the insolvency of any Multiemployer Plan. There have been no transactions that resulted or could reasonably be expected to result in any liability to the Parent or any of its ERISA Affiliates under Section 4069 of ERISA or Section 4212(c) of ERISA that would, singly or in the aggregate, constitute a Material Adverse Effect.

(b)Each of the Parent and the ERISA Affiliates is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.19  Bulk Sales Act.  No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

SECTION 5.20  No Fraudulent Conveyance.  No sale hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.

SECTION 5.21  [reserved].

SECTION 5.22  Good Title Perfection;.

(a)Immediately preceding its sale of each Receivable hereunder, such Sub-Originator was the owner of such Receivable sold or purported to be sold, as the case may be, free and clear of any Adverse Claims, and each such sale hereunder constitutes a valid sale, transfer and assignment of all of such Sub-Originator’s right, title and interest in, to and under the Receivables sold by it, free and clear of any Adverse Claims.

(b)On or before the date hereof and before the generation or acquisition by such Sub-Originator of any new Receivable to be sold or otherwise conveyed hereunder, all financing statements and other documents, if any, required to be recorded or filed in order to perfect and protect the Buyer’s ownership interest in Receivables to be sold or otherwise conveyed hereunder against all creditors of and purchasers from such Sub-Originator will have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

(c)Upon the creation or acquisition of each new Receivable sold or otherwise conveyed or purported to be conveyed hereunder and on the Closing Date for then existing Receivables, the Buyer shall have a valid and perfected first priority ownership or security interest in each Receivable sold to it hereunder, free and clear of any Adverse Claim.

SECTION 5.23  Perfection Representations.

(a)This Agreement creates a valid and continuing ownership or security interest (as defined in the applicable UCC) in such Sub-Originator’s right, title and interest in, to and under the Receivables and Related Rights which (A) security interest has been perfected and is enforceable against creditors of and purchasers from such Sub-Originator and (B) will be free of all Adverse Claims.

(b)The Receivables constitute “accounts” including “accounts” constituting “as-extracted collateral” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(c)Prior to their sale to Buyer pursuant to this Agreement, such Sub-Originator owned and had good and marketable title to the Receivables and Related Rights free and clear of any Adverse Claim of any Person.

(d)All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale of the Receivables and Related Rights from Sub-Originators to Buyer pursuant to this Agreement.  Each such financing statement, if filed with respect to such Receivable as an as-extracted collateral filing, includes a complete and correct description of the real property in all material respects related to such Receivable as extracted collateral, as contemplated by the UCC, and names a record owner of the real property.

(e)Other than the ownership or security interest granted to the Buyer pursuant to this Agreement, such Sub-Originator has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables or Related Rights except as permitted by this Agreement and the other Transaction Documents.  Such Sub-Originator has not authorized the filing of and is not aware of any financing statements filed against such Sub-Originator that include a description of collateral covering the Receivables and Related Rights other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated or amended to reflect the release of any security interest in the Receivables and Related Rights.  Such Sub-Originator is not aware of any judgment lien, ERISA lien or tax lien filings against such Sub-Originator that could reasonably be expected to have a Material Adverse Effect; and

(f)Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 5.23 shall be continuing and remain in full force and effect until the Final Payout Date;

provided, that any non-filing of Local-Level Financing Statements with respect to any Exception Mines shall not be a violation of this clause.

SECTION 5.24  Reliance on Separate Legal Identity.  Such Sub-Originator acknowledges that each of the Lenders and the Administrative Agent are entering into the Transaction Documents to which they are parties in reliance upon the Buyer’s identity as a legal entity separate from such Sub-Originator.

SECTION 5.25  Opinions.  The facts regarding such Sub-Originator, the Receivables sold by it hereunder, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects as of the date when made.

SECTION 5.26  Enforceability of Contracts.  Each Contract related to any Receivable sold by such Sub-Originator hereunder is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the outstanding balance of such Receivable, enforceable against the Obligor in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, without being subject to any defense, deduction, offset or counterclaim and such Sub-Originator has fully performed its obligations under such Contract in all material respects.

SECTION 5.27  Nature of Pool Receivables.  All Pool Receivables:  (i) were originated or acquired by such Sub-Originator in the ordinary course of its business, (ii) were sold to Buyer for fair consideration and reasonably equivalent value and (iii) represent all, or a portion of the purchase price of merchandise, insurance or services within the meaning of Section 3(c)(5)(A) of the Investment Company Act.

SECTION 5.28  Compliance with Applicable Laws.  Such Sub-Originator is in compliance with the requirements of all Applicable Law, except in such instance where any failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.29  Mortgages Covering As Extracted Collateral. Other than those for which a release reasonably satisfactory to the Administrative Agent has been obtained, there are no mortgages that are effective as financing statements covering as extracted collateral and that name such Sub-Originator (or, if such Sub-Originator is not the “record owner” of the underlying property, any “record owner” with respect to such as extracted collateral, as such term is used in the UCC) as grantor, debtor or words of similar effect filed or recorded in any jurisdiction.

SECTION 5.30  [reserved].

SECTION 5.31  [reserved].

SECTION 5.32  Compliance with Transaction Documents.  Such Sub-Originator has complied in all material respects with all of the terms, covenants and agreements contained in the other Transaction Documents to which it is a party.

SECTION 5.33  Reaffirmation of Representations and Warranties by each Sub-Originator.  On each day that a new Receivable is created or acquired, and when sold to the Buyer hereunder, such Sub-Originator shall be deemed to have certified that all representations and warranties set forth in this Article V are true and correct in all material respects on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such date). Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Article shall be continuing and remain in full force and effect until the Final Payout Date.

ARTICLE VI
COVENANTS OF THE SUB-ORIGINATORS

SECTION 6.1  Covenants.  From the date hereof until the Final Payout Date, such Sub-Originator will, unless the Administrative Agent and the Buyer shall otherwise consent in writing, perform the following covenants:

(a)Financial Reporting.  Such Sub-Originator will maintain accounting and financial reporting policies and prepare its financial information in accordance with GAAP, and such Sub-Originator shall furnish to the Buyer, the Administrative Agent and each Lender such information  as the Buyer, the Administrative Agent or any Lender may from time to time reasonably request relating to such system.

(b)Notices.  Such Sub-Originator will notify the Buyer, Administrative Agent and each Lender in writing of any of the following events promptly upon (but in no event later than five (5) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)Notice of Purchase and Sale Termination Event, Unmatured Purchase and Sale Termination Event, Event of Default or Unmatured Event of Default.  A statement of a Financial Officer of such Sub-Originator setting forth details of any Purchase and Sale Termination Event (as defined in Section 8.1), Unmatured Purchase and Sale Termination Event (as defined in Section 8.1), Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which such Sub-Originator proposes to take with respect thereto.

(ii)Representations and Warranties.  The failure of any representation or warranty made or deemed to be made by such Sub-Originator under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii)Litigation.  The institution of any litigation, arbitration proceeding or governmental proceeding with respect to such Sub-Originator, the Buyer and the Servicer, taken as a whole, that with respect to any Person other than the Buyer, could reasonably be expected to have a Material Adverse Effect.

(iv)Adverse Claim.  (A) Any Person shall obtain an Adverse Claim upon Receivables or Related Rights, taken as a whole, or any portion thereof, (B) any Person other than the Buyer, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v)Name Changes.  At least thirty (30) days before any change in such Sub-Originator’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi)Change in Accountants or Accounting Policy.  Any change in (i) the external accountants of such Sub-Originator, the Servicer, any other Sub-Originator or the Parent or (ii) any material accounting policy of such Sub-Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which such Sub-Originator accounts for the Receivables shall be deemed “material” for such purpose).

(c)Conduct of Business.  Such Sub-Originator will do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(d)Compliance with Laws.  Such Sub-Originator will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(e)Furnishing of Information and Inspection of Receivables.  Such Sub-Originator will furnish or cause to be furnished to the Buyer and Administrative Agent, the LC Bank and each Lender from time to time such information with respect to the Pool Receivables and the other Collateral as the Buyer, Administrative Agent, the LC Bank or any Lender may reasonably request.  Such Sub-Originator will, at its expense, during regular business hours with reasonable prior written notice (i) permit the Buyer, Administrative Agent, the LC Bank and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of such Sub-Originator for the purpose of examining such records and (C) discuss matters relating to the Pool Receivables, the other Collateral or such Sub-Originator’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of such Sub-Originator (provided that representatives of such Sub-Originator are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at such Sub-Originator’s expense, upon reasonable prior written notice from the Administrative Agent, permit certified public accountants or other auditors reasonably acceptable to the Administrative Agent to conduct a review of its records with respect to such Pool Receivables and other Collateral; provided, that such Sub-Originator shall be required to reimburse the Administrative Agent for only one (1) combined review of the Buyer, Sub-Originator and Sub-Originators pursuant to clause (ii) above or under the Receivables Financing Agreement and any Sale Agreement in any twelve-month period, unless an Event of Default has occurred and is continuing.

(f)Payments on Receivables, Collection Accounts.  Such Sub-Originator will at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box.  Such Sub-Originator will at all times, maintain such records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer, the Sub-Originators and the Originator.  If any payments on the Pool Receivables or other Collections are received by it, it shall hold such payments in trust for the benefit of the Buyer, Administrative Agent, the Lenders and the other Secured Parties and promptly (but in any event (x) in the case of any Collections received in the Exception Account, by the close of business on such day and (y) otherwise, within two (2) Business Days after receipt) remit such funds into a Collection Account.  Such Sub-Originator will use commercially reasonable efforts to cause each Collection Account Bank to comply with the terms of each applicable Account Control Agreement.  Such Sub-Originator shall not permit (x) at any time prior to the Cease Commingling Date, funds other than Collections on Pool Receivables and other Collateral in an amount exceeding 5.0% of the total Collections (for the relevant Fiscal Month) to be deposited into any Collection Account and (y) at any time on and after the Cease Commingling Date, any funds other than Collections on Pool Receivables and other Collateral to be deposited into any Collection Account.  If such funds are nevertheless deposited into any Collection Account, such Sub-Originator will within the Required De-Commingling Period, identify and transfer such funds to the appropriate Person entitled to such funds.  Such Sub-Originator will not, and will not permit any other Person to commingle

Collections or other funds to which the SPV, Buyer, Administrative Agent, any Lender or any other Secured Party is entitled, with any other funds.  Such Sub-Originator shall only add a Collection Account (or a related Lock-Box) or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Buyer and Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Buyer and Administrative Agent from the applicable Collection Account Bank.  Such Sub-Originator shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent.  Such Sub-Originator shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made at the direction and for the account of the Borrower.

(g)Sales, Liens, etc.  Except as otherwise provided herein, such Sub-Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including the filing of any financing statement) or with respect to, any Pool Receivable or other Related Rights, or assign any right to receive income in respect thereof.

(h)Extension or Amendment of Pool Receivables.  Except as otherwise permitted by the Receivables Financing Agreement, such Sub-Originator will not, or will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract, in each case, that would have a Material Adverse Effect on any Pool Receivables included as Eligible Receivables.  Such Sub-Originator shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(i)Fundamental Changes.  Such Sub-Originator shall not make any change in such Sub-Originator’s name, location or making any other change in such Sub-Originator’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or the Receivables Financing Agreement “seriously misleading” as such term (or similar term) is used in the applicable UCC, in each case, unless the Buyer and the Administrative Agent have each (A) received 30 days’ prior notice thereof, (B)  received executed copies of all documents, certificates and opinions (including, without limitation, opinions relating to bankruptcy and UCC matters) as the Buyer or the Administrative Agent shall reasonably request and (C) been reasonably satisfied that all other action to perfect and protect the interests of the Buyer and the Administrative Agent, on behalf of the Lenders, in and to the Receivables to be sold by it hereunder and other Related Rights, as reasonably requested by the Buyer or the Administrative Agent shall have been taken by, and at the expense of, such Sub-Originator (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3).

(j)Change in Credit and Collection Policy.  Such Sub-Originator will not make, or direct the Servicer to make, any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent.  Promptly following any change in the Credit and Collection Policy, such Sub-Originator will deliver a copy of the updated Credit and Collection Policy to the Buyer, Administrative Agent.

(k)Records.  Such Sub-Originator will maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(l)Ownership Interest, Etc.  Such Sub-Originator shall (and shall cause the Servicer to), at its expense, take all action reasonably necessary to establish and maintain a valid and enforceable ownership or security interest in the Pool Receivables, the Related Rights and Collections with respect thereto, and a first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim, in favor of the Buyer (and the Administrative Agent (on behalf of the Secured Parties), as the Buyer’s assignee), including taking such action to perfect, protect or more fully evidence the interest of the Buyer (and the Administrative Agent (on behalf of the Secured Parties), as the Buyer’s assignee) as the Buyer, the Administrative Agent or any Secured Party may reasonably request.  In order to evidence the security interests of the Administrative Agent under this Agreement, such Sub-Originator shall, from time to time take such action, or execute and deliver such instruments as may be reasonably necessary (including such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections.  Such Sub-Originator shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest.  The Administrative Agent’s approval of such filings shall authorize such Sub-Originator to file such financing statements under the UCC without the signature of such Sub-Originator, any other Sub-Originator or the Administrative Agent where allowed by Applicable Law.  Notwithstanding anything else in the Transaction Documents to the contrary, such Sub-Originator shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent. The non-filing of Local-Level Financing Statements with respect to any Exception mines shall not be a violation of this clause.

(m)Further Assurances.  Such Sub-Originator hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may reasonably necessary, or that the Buyer or the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the purchases made hereunder or security interest granted pursuant to the Receivables Financing Agreement or any other Transaction Document, or to enable the Buyer or the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies hereunder, under the Receivables Financing Agreement or under any other Transaction Document.  Without limiting the foregoing, such Sub-Originator hereby authorizes, and will, upon the request of the Buyer or the Administrative Agent, at such Sub-Originator’s own expense, execute (if necessary) and file such financing statements or continuation statements (including as-extracted collateral filings), or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Buyer or Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(n)Mergers, Acquisitions, Sales, etc. Such Sub-Originator shall not (i) be a party to any merger, consolidation or other restructuring, except a merger, consolidation or other restructuring where the Buyer and the Administrative Agent have each (A) received 30 days’ prior notice of the closing of the transaction, (B) received executed copies of all documents, certificates and opinions (including opinions relating to bankruptcy and UCC matters) as the Buyer or the Administrative Agent shall reasonably request and (C) been satisfied that all other actions to perfect and protect the interests of the Buyer and the Administrative Agent, on behalf of the Lenders, in and to the Receivables to be sold by it hereunder and other Related Rights, as reasonably requested by the Buyer or the Administrative Agent  shall have been taken by, and at the expense of, such Sub-Originator (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3) or (ii) directly or indirectly sell, transfer, assign, convey or lease any Receivables or any interest therein (other than pursuant to this Agreement).

(o)[Reserved.]

(p)Receivables Not to Be Evidenced by Promissory Notes or Chattel Paper.  Such Sub-Originator shall not take any action to cause or permit any Receivable created, acquired or originated by it to become evidenced by any “instrument” or “chattel paper” (as defined in the applicable UCC) without the prior written consent of the Buyer and the Administrative Agent.

(q)Anti-Money Laundering/International Trade Law Compliance.  Such Sub-Originator will not become a Sanctioned Person.  Such Sub-Originator, either in its own right or knowingly through any third party, will not (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the proceeds from the sale of the Receivables to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law.  Such Sub-Originator shall comply with all Anti-Terrorism Laws.  Such Sub-Originator shall promptly notify the Administrative Agent and each Lender in writing upon the occurrence of a Reportable Compliance Event.

(r)Such Sub-Originator (or the Servicer on its behalf) shall have placed on the most recent, and have taken all steps reasonably necessary to ensure that there shall be placed on each subsequent, data processing report that it generates which are of the type that a proposed purchaser or lender would use to evaluate the Receivables, a legend that the Receivables have been sold.

(s)Buyer’s Tax Status.  Neither Covia nor such Sub-Originator shall take or cause any action to be taken that could result in the Buyer (i) being treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is disregarded as separate from a United States person (within the meaning of Section 7701(a)(30) of the Code) or (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

(t)Insurance.  Such Sub-Originator will maintain in effect, at such Sub-Originator’s expense, such casualty and liability insurance as such Sub-Originator deems appropriate in its good faith business judgment.

(u)Mining Operations and Mineheads.  Promptly, and in any event within 15 days of any addition to the location of such Sub-Originator’s Mined Properties or mineheads set forth on Schedule IV to the Receivables Financing Agreement, (i) notify the Buyer and Administrative Agent of such addition, (ii) cause the filing or recording of such financing statements and amendments and/or release to financing statements mortgages or other instruments, if any, necessary to preserve and maintain the perfection and priority of each of the security interests in the Receivables and the Related Rights, in favor of the Buyer and Administrative Agent (for the benefit of the Secured Parties), created pursuant to this Agreement and the Receivables Financing Agreement, as applicable, in each case in form and substance satisfactory to the Administrative Agent and (iii) deliver to the Buyer and Administrative Agent an updated Schedule IV to the Receivables Financing Agreement reflecting such addition; it being understood that no Receivable, the related location of mining operations and/or mineheads of which is not as set forth on Schedule IV to the Receivables Financing Agreement as of such date of determination shall be an Eligible Receivable until such time as each condition under this clause (v) shall have been satisfied.  The non-filing of Local-Level Financing Statements with respect to any Exception Mines shall not be a violation of this clause.

ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS
IN RESPECT OF RECEIVABLES

SECTION 7.1  Rights of the Buyer.   Such Sub-Originator hereby authorizes the Buyer, the Servicer or their respective designees or assignees under this Agreement or the Receivables Financing Agreement (including the Administrative Agent) to take any and all steps in such Sub-Originator’s name reasonably necessary in their respective determination, to collect all amounts due under any and all Receivables sold or otherwise conveyed or purported to be conveyed by it hereunder, including endorsing the name of such Sub-Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment or enforcement of rights to payment; provided, however, the

Administrative Agent shall not take any of the foregoing actions unless a Purchase and Sale Termination Event or an Event of Default has occurred and is continuing.

SECTION 7.2  Responsibilities of such Sub-Originator.  Anything herein to the contrary notwithstanding:

(a)Such Sub-Originator shall perform its obligations hereunder, and the exercise by the Buyer or its designee of its rights hereunder shall not relieve such Sub-Originator from such obligations.

(b)None of the Buyer, the Servicer, the Lenders or the Administrative Agent shall have any obligation or liability to the Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Buyer, the Servicer, the Lenders or the Administrative Agent be obligated to perform any of the obligations of such Sub-Originator thereunder.

(c)Such Sub-Originator hereby grants to the Buyer and the Administrative Agent an irrevocable power-of-attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of an Event of Default to take in the name of such Sub-Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Sub-Originator or transmitted or received by the Buyer or the Administrative Agent (whether or not from such Sub-Originator) in connection with any Receivable sold or otherwise conveyed or purported to be conveyed by it hereunder or Related Right.

SECTION 7.3  Further Action Evidencing Purchases.  On or prior to the Closing Date, such Sub-Originator shall mark its master data processing records evidencing Pool Receivables with a legend, acceptable to the Buyer and the Administrative Agent, evidencing that the Pool Receivables have been transferred in accordance with this Agreement and such Sub-Originator or Servicer shall not change or remove such notation without the consent of the Buyer and the Administrative Agent, such consent not to be unreasonably withheld or delayed.  Such Sub-Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Buyer, the Servicer or the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased by the Buyer hereunder, or to enable the Buyer to exercise or enforce any of its rights hereunder or under any other Transaction Document.  Without limiting the generality of the foregoing, upon the request of the Buyer or the Administrative Agent, such Sub-Originator will execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be reasonably necessary.

Such Sub-Originator hereby authorizes the Buyer or its designee or assignee (including the Administrative Agent) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables and Related Rights sold or otherwise conveyed or purported to be conveyed by it hereunder and now existing or hereafter generated or acquired by such Sub-Originator.  If such Sub-Originator fails to perform any of its agreements or obligations under this Agreement, the Buyer or its designee or assignee

(including, the Administrative Agent) may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Buyer or its designee or assignee (including the Administrative Agent) incurred in connection therewith shall be payable by such Sub-Originator.

SECTION 7.4  Application of Collections.  Any payment by an Obligor in respect of any indebtedness owed by it to such Sub-Originator shall, except as otherwise specified by such Obligor or required by Applicable Law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrative Agent) or the Administrative Agent, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder (such application to be made starting with the oldest outstanding Receivable or Receivables) before being applied to any other indebtedness of such Obligor.

SECTION 7.5  Performance of Obligations.  Such Sub-Originator shall (i) perform all of its obligations under the Contracts related to the Receivables generated or acquired by such Sub-Originator to the same extent as if interests in such Receivables had not been transferred hereunder, and the exercise by the Buyer or the Administrative Agent of its rights hereunder shall not relieve such Sub-Originator from any such obligations and (ii) pay when due any taxes, including any sales taxes payable in connection with the Receivables generated or acquired by such Sub-Originator and their creation and satisfaction, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII
PURCHASE AND SALE TERMINATION EVENTS

SECTION 8.1  Purchase and Sale Termination Events.  Each of the following events or occurrences described in this Section 8.1 shall constitute a “Purchase and Sale Termination Event” (each event which with notice or the passage of time or both would become a Purchase and Sale Termination Event being referred to herein as an “Unmatured Purchase and Sale Termination Event”):

(a)the Termination Date shall have occurred;

(b)any Sub-Originator shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document to which it is a party and such failure shall remain unremedied for three (3) Business Days;

(c)any representation or warranty made or deemed to be made by any Sub-Originator (or any of its officers) under or in connection with this Agreement, any other Transaction Documents to which it is a party, or any other information or report delivered pursuant hereto or thereto shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and such incorrect or untrue representation or warranty, solely to the extent capable of cure, shall continue without cure for fifteen (15) days after notice or knowledge thereof; provided, that such circumstance shall not constitute a Purchase and Sale Termination Event if such representation or warranty, or such information or report, is part of an Information Package, is corrected promptly (but not later than two (2) Business Days) after such Sub-Originator has knowledge or receives notice thereof; provided, further that no breach of a representation or warranty set forth in Sections 5.5, 5.12, 5.20, 5.22, 5.23, 5.26 or 5.27 shall constitute a Purchase and Sale Termination Event pursuant to this clause (c) if credit has been given for a reduction of the Purchase Price or such Sub-Originator has made a cash payment to the Buyer, in any case, as required pursuant to Section 3.4(c) with respect to such breach;

(d)any Sub-Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party on its part to be performed or observed and such failure shall continue unremedied for thirty (30) days after such Sub-Originator has knowledge or receives written notice thereof; or

(e)any Insolvency Proceeding shall be instituted against any Sub-Originator and such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur.

SECTION 8.2  Remedies.

(a)Optional Termination.  Upon the occurrence and during the continuation of a Purchase and Sale Termination Event, the Buyer (and not the Servicer), with the prior written consent of the Administrative Agent shall have the option, by notice to any Sub-Originator (with a copy to the Administrative Agent and the Lenders), to declare the Purchase Facility terminated.

(b)Remedies Cumulative.  Upon any termination of the Purchase Facility pursuant to Section 8.2(a), the Buyer (and the Administrative Agent as Buyer’s assignee) shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative.

ARTICLE IX
INDEMNIFICATION

SECTION 9.1  Indemnities by the Sub-Originators.  Without limiting any other rights that the Buyer may have hereunder or under Applicable Law, each Sub-Originator, jointly and severally, hereby agrees to indemnify the Buyer, each of its officers, directors, employees, agents, employees and respective assigns, the SPV, the Administrative Agent and each Lender (each of the foregoing Persons being individually called a “Purchase and Sale Indemnified Party”), within 10 days of demand, from and against any and all damages, claims, losses, judgments, liabilities, penalties and related costs and expenses (including Attorney Costs) (all of the foregoing being collectively called “Purchase and Sale Indemnified Amounts”) awarded against or incurred by any of them arising out of, relating to or in connection with:

(a)the breach of any representation or warranty made or deemed made by such Sub-Originator (or any employee, officer or agent of such Sub-Originator) under or in connection with this Agreement or any of the other Transaction Documents, or any information or report delivered by or on behalf of such Sub-Originator pursuant hereto or thereto which shall have been untrue or incorrect when made or deemed made or delivered;

(b)the transfer by such Sub-Originator of any interest in any Pool Receivable or Related Right other than the transfer of any Pool Receivable and Related Security to the Buyer pursuant to this Agreement and the grant of a security interest to the Buyer pursuant to this Agreement;

(c)the failure by such Sub-Originator to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(d)the lack of an enforceable ownership interest, or a first priority perfected lien, in the Pool Receivables (and all Related Security) originated or acquired by such Sub-Originator against all Persons (including any bankruptcy trustee or similar Person), in either case, free and clear of any Adverse Claim;

(e)the failure to have filed, or any delay in filing, financing statements (including, as extracted collateral filings), financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable or the Related Rights;

(f)any suit or claim related to the Pool Receivables originated or acquired by such Sub-Originator (including any products liability or environmental liability claim arising out of or in connection with the property, products or services that are the subject of any Pool Receivable originated or acquired by such Sub-Originator);

(g)(g)any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable in the Pool Receivables (including a defense based on such Pool Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms) or any other claim resulting from the sale of the property, products or services to such Receivable or the furnishing or failure to furnish such property, products or services;

(h)any failure of such Sub-Originator to perform any its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(i)[reserved];

(j)the commingling of Collections of Pool Receivables at any time with other funds;

(k)the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(l)any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or in respect of any Pool Receivable or any Related Rights;

(m)any failure of such Sub-Originator to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Documents;

(n)any claim brought by any Person other than a Purchase and Sale Indemnified Party arising from any activity by such Sub-Originator or any Affiliate of such Sub-Originator in servicing, administering or collecting any Pool Receivable;

(o)the failure by such Sub-Originator to pay when due any taxes owing by such Sub-Originator, including sales, excise or personal property taxes;

(p)any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(q)[reserved];

(r)[reserved];

(s)any liability under Section 5.03 of the Receivables Financing Agreement; or

(t)any action taken by the Administrative Agent as attorney-in-fact for such Sub-Originator pursuant to this Agreement or any other Transaction Document;

provided that such indemnity shall exclude (i) Purchase and Sale Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Purchase and Sale Indemnified Amounts resulted from the bad faith, gross negligence or willful misconduct by the Purchase and Sale Indemnified Party seeking indemnification, (ii) Purchase and Sale Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor and (iii) Purchase and Sale Indemnified Amounts arising from a claim by one Purchase and Sale Indemnified Party against another Purchase and Sale Indemnified Party (other than actions against the Administrative Agent in its capacity as Administrative Agent or similar capacity and also excluding any action, claim or dispute involving a Sub-Originator or any of its affiliates or resulting from any action or inaction by any Servicer or any of its affiliates).

If for any reason (other than the proviso above) the foregoing indemnification is unavailable to any Purchase and Sale Indemnified Party or insufficient to hold it harmless, then such Sub-Originator shall contribute to the amount paid or payable by such Purchase and Sale Indemnified

Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of such Sub-Originator and its Affiliates, on the one hand, and such Purchase and Sale Indemnified Party, on the other hand, in the matters contemplated by this Agreement as well as the relative fault of such Sub-Originator and its Affiliates and such Purchase and Sale Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of such Sub-Originator under this Section shall be in addition to any liability which such Sub-Originator may otherwise have, shall extend upon the same terms and conditions to Purchase and Sale Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of such Sub-Originator and the Purchase and Sale Indemnified Parties.  Any indemnification or contribution under this Section shall survive the termination of this Agreement.

ARTICLE X
MISCELLANEOUS

SECTION 10.1  Amendments, etc.

(a)The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Buyer, the Servicer and each Sub-Originator, with the prior written consent of the Administrative Agent but without the consent of the Majority Lenders to (i) cure any ambiguity, (ii) correct or supplement any provisions in this Agreement or any other Transaction Documents, (iii) add or supplement any credit enhancement for the benefit of Lenders or LC Bank, (iv) add to the covenants, restrictions or obligations of the Sub-Originators or (v) add, change or eliminate any other provision of this Agreement in any manner that shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of the Credit Parties, and, with the consent of the Majority Lenders, for all other amendments.

(b)No failure or delay on the part of the Buyer, the Servicer, any Sub-Originator, the Administrative Agent or any third-party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on the Buyer, the Servicer or any Sub-Originator in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by the Buyer, the Administrative Agent or the Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c)The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.

SECTION 10.2  Notices, etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including electronic mail communication) and shall be delivered or sent by electronic mail or by overnight mail, to the intended party at the mailing or electronic mail address of such party set forth under its name on Schedule V hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrative Agent or any Lender, at their respective address for notices pursuant to the Receivables Financing Agreement.  All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by electronic mail, when sent, receipt confirmed by telephone or electronic means.

SECTION 10.3  No Waiver; Cumulative Remedies.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  Without limiting the foregoing, Covia and each Sub-Originator hereby authorizes the Buyer, the Administrative Agent and each Lender (collectively, the “Set-off Parties”), at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of Covia or such Sub-Originator to such Set-off Party arising in connection with the Transaction Documents (including, amounts payable pursuant to Section 9.1) that are then due and payable or that are not then due and payable but have accrued, any and all deposits (general or special, time or demand, provisional or final) at any time held by, and any and all indebtedness at any time owing by, any Set-off Party to or for the credit or the account of Covia or such Sub-Originator.

SECTION 10.4  Binding Effect; Assignability.  This Agreement shall be binding upon and inure to the benefit of the Buyer and each Sub-Originator and their respective successors and permitted assigns.  No Sub-Originator may assign any of its rights hereunder or any interest herein without the prior written consent of the Buyer and the Administrative Agent, except as otherwise herein specifically provided.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree.  The rights and remedies with respect to any breach of any representation and warranty made by the Sub-Originators pursuant to Article V and the indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.

SECTION 10.5  Governing Law.  THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 10.6  Costs, Expenses and Taxes.  In addition to the obligations of the Sub-Originators under Article IX, each Sub-Originator agrees to pay within thirty (30) days following demand thereof:

(a)to the Buyer (and any successor and the Administrative Agent, as the Buyer’s permitted assigns thereof) all reasonable and documented out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto), including (i) the reasonable Attorney Costs for the Buyer (and any successor and the Administrative Agent, as the Buyer’s permitted assigns thereof) and with respect to advising any such Person as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable and documented accountants’ and auditors’ fees and expenses for the Buyer (and any successor and the Administrative Agent, as the Buyer’s permitted assigns thereof) incurred in connection with the administration and maintenance of this Agreement or advising any such Person as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document;

(b)to the Buyer (and any successor and the Administrative Agent, as the Buyer’s permitted assigns thereof) all and documented reasonable out-of-pocket costs and expenses (including reasonable Attorney Costs), of any such Person incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents; and

(c)all stamp, franchise and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder, and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes and fees.

SECTION 10.7  SUBMISSION TO JURISDICTION.  (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.  THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)EACH PARTY HERETO CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SCHEDULE IV.  NOTHING IN THIS SECTION 10.7 SHALL AFFECT THE RIGHT OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 10.8  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 10.9  Captions and Cross References; Incorporation by Reference.  The various captions (including the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to any underscored Article, Section, Schedule or Exhibit are to such Article, Section, Schedule or Exhibit of this Agreement, as the case may be.  The Schedules and Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

SECTION 10.10  Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 10.11  Acknowledgment and Agreement.  By execution below, each Sub-Originator expressly acknowledges and agrees that all of the Buyer’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be assigned by the Buyer to the Administrative Agent (for the benefit of the Lenders) pursuant to the Receivables Financing Agreement, and each Sub-Originator consents to such assignment.  Each of the parties hereto acknowledges and agrees that the Lenders and the Administrative Agent are third-party beneficiaries of the rights of the Buyer arising hereunder and under the other Transaction Documents to which any Sub-Originator is a party, and notwithstanding anything to the contrary contained herein or in any other Transaction Document, during the occurrence and continuation of an Event of Default under the Receivables Financing Agreement, the Administrative Agent, and not the Buyer, shall have the sole right to exercise all such rights and related remedies.

SECTION 10.12  No Proceeding.  Each Sub-Originator hereby agrees that it will not institute, or join any other Person in instituting, against the SPV any Insolvency Proceeding for at least one year and one day following the Final Payout Date.  The agreements in this Section 10.12 shall survive any termination of this Agreement.

SECTION 10.13  Limited Recourse. Except as explicitly set forth herein, the obligations of the Buyer under this Agreement or any other Transaction Documents to which it is a party are solely the obligations of the Buyer. No recourse under any Transaction Document shall  be had against, and no liability shall attach to, any officer, employee, director, or beneficiary, whether directly or indirectly, of the Buyer. The agreements in this Section 10.13 shall survive any termination of this Agreement.

SECTION 10.14  Mutual Negotiations.  This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same.  Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 10.15  Severability.  Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COVIA HOLDINGS CORPORATION,,

as Buyer

By:  /s/ Chadwick P. Reynolds

             Name: Chadwick P. Reynolds

             Title:  Executive Vice President, Chief

                        Legal Officer and Secretary

COVIA HOLDINGS CORPORATION,
as Servicer

By:  /s/ Chadwick P. Reynolds

             Name: Chadwick P. Reynolds

             Title:  Executive Vice President, Chief

                        Legal Officer and Secretary

FML Terminal Logistics, LLC,
as a Sub-Originator

By:  /s/ Andrew D. Eich

             Name: Andrew D. Eich

             Title: Executive Vice President and CFO

Covia Specialty Minerals Inc.,

as a Sub-Originator

By: /s/ Andrew D. Eich

             Name: Andrew D. Eich

             Title: Executive Vice President and CFO

Exhibit A-1	Sub-Originator Purchase and Sale Agreement

FML Sand, LLC,

as a Sub-Originator

By: /s/ Andrew D. Eich

             Name: Andrew D. Eich

             Title: Executive Vice President and CFO

Mineral Visions Inc.,

as a Sub-Originator

By: /s/ Andrew D. Eich

             Name: Andrew D. Eich

             Title: Executive Vice President and CFO

Wedron Silica Company,

as a Sub-Originator

By: /s/ Andrew D. Eich

             Name: Andrew D. Eich

             Title: Executive Vice President and CFO

Best Sand Corporation,

as a Sub-Originator

By: /s/ Andrew D. Eich

             Name: Andrew D. Eich

             Title: Executive Vice President and CFO

Fairmount Santrol,

as a Sub-Originator

By: /s/ Andrew D. Eich

             Name: Andrew D. Eich

             Title: Executive Vice President and CFO

Exhibit C-2	Sub-Originator Purchase and Sale Agreement

Wisconsin Industrial Sand Company L.L.C.,

as a Sub-Originator

By: /s/ Andrew D. Eich

             Name: Andrew D. Eich

             Title: Executive Vice President and CFO

Technisand, Inc.,

as a Sub-Originator

By: /s/ Andrew D. Eich

             Name: Andrew D. Eich

             Title: Executive Vice President and CFO

Exhibit C-3	Sub-Originator Purchase and Sale Agreement